EX 10.6
May 4, 2023

David Black
14846 Resolves Lane
Charlotte, NC 28277

Dear David:
We are pleased to extend this offer letter to join Proterra Inc (collectively with its subsidiaries, the “Company” or “Proterra”) as the Chief Financial Officer (CFO), subject to and effective upon (the “Effective Date”) your appointment as CFO by the Board of Directors (the “Board”). Your employment with the Company will commence as soon as practicable on a date to be determined by you and the Chief Executive Officer (CEO), which shall be on or around May 8, 2023 (“Start Date”). You will be based in Greer, South Carolina and will be expected to travel to the Company’s other offices.
This offer letter replaces the offer letter dated April 25, 2023, in its entirety. For the avoidance of doubt, the this offer letter changes the Start Date to on or around May 8, 2023 (previously on or around May 15, 2023). Your employment at the Company will commence on the Start Date as a non-executive officer employee until your appointment as the Company’s CFO becomes effective (expected on or around May 16, 2023).
We are offering you the following:
1.Position and Duties. As of the Effective Date, you will serve as the CFO and Treasurer of Company and will report to the Company’s CEO. You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as will reasonably be assigned to you by the CEO or the Board.
2.Cash Compensation. The Company will pay you an annual base salary of $450,000 payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation. You will be eligible to participate in the Company’s short term cash incentive plan at a target of 75% of your annual base salary. Your participation in the 2023 short term cash incentive plan will be prorated based on your Start Date.
3.Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s Flexible Time Off (FTO) Policy.
4.Equity Compensation. Following your Effective Date, we will recommend to the Board or Compensation Committee that the Company grant you an equity award comprised of 50% restricted stock units (the “RSUs”) and 50% stock options (the “Options”) for the Company’s common stock valued at $800,000, in accordance with the Company’s grant valuation procedures at the time of grant pursuant to the 2021 Equity Incentive Plan (“Plan”). We will recommend that the RSUs and Options vest in accordance with the following four-year vesting schedule: 25% of such RSUs and Options shall vest annually on a date set by the Company based on you start employment until all such RSUs and Options have vested, so long as you continue to provide services to the Company on each such vesting date. The RSUs and Options will be subject to the terms, conditions and restrictions set forth in the Plan and the Company’s standard form of Equity Award Agreement. You will also be eligible to receive additional equity awards as may be determined by the Board or Compensation Committee, consistent with the Company’s compensation practices. We will recommend to the Board or Compensation

Committee that you be eligible for an equity incentive award as part of the Company’s current long term incentive program, with four-year ratable vesting valued at $900,000 at the time of grant in fiscal year 2024. Such grants are not part of your base compensation, and the Board or Committee may change or discontinue the long-term incentive program at any time.
5.Termination Benefits. You will be eligible to receive certain change in control and severance payments and benefits under the Severance Agreement approved by the Board and attached to this offer letter as Exhibit A.
6.Confidentiality Agreement. By signing this offer letter, you confirm that you will execute and abide by the terms and conditions of the Employee Confidentiality, Arbitration, Non-Solicit, and Invention Assignment Agreement by and between you and the Company and attached to this offer letter at Exhibit B.
7.No Conflicting Obligations. You understand and agree that by signing this offer letter, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not - and will not during the term of your employment with the Company - enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non- solicitation obligation expires.
8.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
9.General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.
10.At-Will Employment. Your employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, benefits, and the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.
11.Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

12.Section 409A. It is intended that all of the severance benefits and other payments payable under this offer letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this offer letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this offer letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon your “separation from service” from the Company (within the meaning of Section 409A).
This offer letter supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of South Carolina, without regard to its conflict of laws provisions.

Very truly yours, PROTERRA INC
By: Gareth T. Joyce
Chief Executive Officer

ACCEPTED AND AGREED:

Signature	/s/ David Black
Date	5/05/2023

[SIGNATURE PAGE TO OFFER LETTER]

Exhibit A: Severance Agreement

Exhibit B: Employee Confidentiality, Arbitration, Non-Solicit, and Invention Assignment Agreement